Exhibit (p)(iv)

INCOME RESEARCH & MANAGEMENT
CODE OF ETHICS

AS AMENDED MARCH 1, 2005

1.     INTRODUCTION

This Code of Ethics (“Code”) of Income Research & Management (“IR&M”) governs personal trading in securities and related activities by you and, in some circumstances, your family members and others in a similar relationship to you. The policies in this Code reflect IR&M’s desire to detect and prevent not only situations involving actual or potential conflicts of interest or unethical conduct, but those situations involving even the appearance of conflicts or unethical conduct.

2.     STATEMENT OF GENERAL PRINCIPLES

It is the policy of IR&M that no IR&M Employees shall engage in any act, practice or course of conduct that would violate this Code, the fiduciary duty owed by IR&M and its personnel to IR&M Clients, Section 206 of the Investment Advisers Act of 1940, as amended (the “Advisers Act”), the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), or the provisions of Section 17(j) of the Investment Company Act of 1940, as amended (the “1940 Act”), and Rule 17j-1 thereunder. The fundamental position of IR&M is, and has been, that we must at all times place the interests of our clients first. Accordingly, your personal financial transactions (and in some cases, those of your family members and others in a similar relationship to you) and related activities must be conducted consistently with this Code and in such a manner as to avoid any actual or potential conflict of interest or abuse of your position of trust and responsibility. Further, you must not take inappropriate advantage of your position with or on behalf of any IR&M Clients.

Without limiting in any manner the fiduciary duty owed by IR&M Employees to IR&M Clients, it should be noted that IR&M considers it proper that purchases and sales be made by its personnel in the marketplace of securities owned by IR&M Clients, provided that such securities transactions comply with the spirit of, and the specific restrictions and limitations set forth in, this Code. IR&M believes this policy not only encourages investment freedom and results in investment experience, but also fosters a continuing personal interest in such investments by those responsible for the continuous supervision of IR&M Clients’ portfolios. It is also evidence of our confidence in the investments made for IR&M Clients.

In making personal investment decisions, however, you must exercise extreme care to ensure that the prohibitions of this Code are not violated. Further, you should conduct your personal investing in such a manner as to eliminate the possibility that your time and attention are devoted to your personal investments at the expense of time and attention that should be devoted to management of an IR&M Client’s portfolio.

It is not intended that these policies will specifically address every situation involving personal trading. These policies will be interpreted and applied, and exceptions and amendments will be made, by IR&M in a manner considered fair and equitable, but in all cases with the view of placing our clients’ interests paramount. It also bears emphasis that technical compliance with the procedures, prohibitions and limitations of this Code will not automatically insulate you from scrutiny of, and sanctions for, securities transactions which indicate an abuse of your fiduciary duty to any IR&M Client.

You are encouraged to bring any questions you may have about these policies to the personnel in the Compliance Officer, who will assist you. There are terms appearing in these policies that have special meaning. Please see Appendix A for definitions of these terms.

3.     WORKING TOGETHER TO PREVENT ABUSE

The prevention of Code violations requires constant attention. Your suggestions may contribute in a critical way to the effectiveness of these procedures. If you become aware of any situation that may possibly result in a violation of this Code, you should report the situation to the Compliance Officer immediately. Your suggestions for improving these procedures are always welcome and will be considered in your overall job evaluation.

4.     PERSONAL TRANSACTIONS POLICY

I.	Prohibited Transactions

A.	Improper Use of Information No IR&M Employee may use information from any source in a manner contrary to the interest of, or in competition with, any IR&M Client. No IR&M Employee may use his or her knowledge about the securities transactions or holdings of an IR&M Client in trading for any IR&M Employee or family account. Any investment ideas developed by an IR&M Employee must be made available to the IR&M Clients before the IR&M Employee may engage in personal transactions based on these ideas.

B.	Front-Running No IR&M Employee may engage in front-running an order or recommendation for an IR&M Client, regardless of who is handling or generated the order or recommendation. Front-running means purchasing or selling the same or underlying securities, or derivatives based on these securities, ahead of and based on knowledge of IR&M Client securities transactions.

C.	Personal Trading While Client Trades are Pending No IR&M Employee may purchase or sell any Covered Security that has been purchased or sold on behalf of an IR&M Client within the previous 5 business days.

D.	Short Sales No IR&M Employee may sell short a Covered Security held in an IR&M client account managed by IR&M. No IR&M Employee may execute naked short sales of any Covered Security (excluding covered option transactions such as protective puts and covered calls).

E.	Limit and Stop Orders No IR&M Employee may place any Limit or Stop Orders. The only permitted order type is a Market Order.

F.	Short-Term Trading Although Short-Term Trading is not absolutely prohibited, IR&M Employees are hired and compensated with the expectation that they will invest for their employee and family accounts on a long-term basis. Short-Term Trading is excessive when it (1) presents an unacceptable risk of conflicts with the interests of IR&M Clients, (2) may over time impair the IR&M Employee’s judgment on behalf of IR&M Clients or (3) may unduly occupy an IR&M Employee’s thoughts and time during working hours. Accordingly, no IR&M Employee may purchase and sell, or sell and purchase, the same (or equivalent) Covered Security within a 60 calendar day period. The Compliance Officer may, upon request, exempt an IR&M Employee from this prohibition if the Compliance Officer determines that extenuating circumstances warrant the exemption,

G.	Late Trading and/or Market Timing No IR&M Employee may engage in late trading with respect to any Fund. In addition, IR&M Employees are discouraged from engaging in excessive short-term trading practices, such as market timing, with respect to transactions in any Fund.

Late trading occurs when an IR&M Employee places an order after a Fund’s trading deadline (i.e., after the time of day as of which the Fund calculates its net asset value (NAV) per share) and the order receives that current day’s NAV price. The purpose of late trading is to attempt to take advantage of potential late-breaking market news and price movements. Late trading is a violation of the federal securities laws because it allows an investor who has learned, after the close of the market, information that might impact a Fund’s share price on the following day to place an order for Fund shares at the current day’s NAV.

Any purchase or redemption orders placed by an IR&M Employee after a Fund’s trading deadline must be entered for execution on the following business day. No exceptions may be granted. Notwithstanding the foregoing, there may be legitimate reasons to modify, amend or cancel trades due to operational error by the transfer agent or the broker-dealer in completed trades received in a timely manner provided that the fund does not incur a loss as a result of the “as of” transaction.

Although there is no generally applied standard in the marketplace as to what level of trading activity is excessive, IR&M generally considers trading in shares of a Fund to be excessive if an IR&M Employee:

1.	sells shares within a short period of time after the Fund shares were purchased;

2.	makes two or more purchases and redemptions within a short period of time; or

3.	enters into a series of transactions that is indicative of a timing pattern or strategy.

In order to seek to detect late trading and/or market timing, the Compliance Officer shall monitor selected trades.

H.	Transactions With or Involving IR&M Clients No IR&M Employee may directly or indirectly sell to or purchase from an IR&M Client any security or other property, other than shares issued by the Funds. Each IR&M Employee must also refrain from knowingly engaging in any transaction (1) to which an IR&M Client is a party or (2) that affects the interests of an IR&M Client.

II.	Special Rules for Investment Persons

A.	No Investment Person may, directly or indirectly, (a) purchase or sell any Covered Security in which he or she has any Beneficial Ownership or (b) purchase any Covered Security if that purchase would cause the Investment Person to acquire any Beneficial Ownership, in each case within a period of five (5) calendar days before and after any client managed by that Investment Person. This provision does not apply to simultaneous execution of personal and client trades in an aggregated order.

B.	An Investment Person must obtain advance written approval from the Compliance Officer in order to voluntarily sell from any Beneficially Owned account any security held in an IR&M Client portfolio that is managed by the Investment Person. The Compliance Officer may grant this approval if he determines that:

1.	Preventing the sale would impose undue hardship on the Investment Person or

2.	The sale would not reflect adversely on the suitability of the security for the IR&M Client portfolios managed by the investment person.

C.	No Investment Person may purchase or sell in any account managed by the Investment Person a security issued by the client for a period of 30 days after meeting with that client.

III.	Activities and Transactions that Require Preclearance or Waivers

A.	Preclearance Requirement No IR&M Employee may engage in any of the activities described in this section unless the IR&M Employee applies for and obtains advance written approval from the Compliance Officer.

1.	Transactions in Covered Securities Every IR&M Employee must request and obtain preclearance from the Compliance Officer before effecting any personal securities transactions in Covered Securities, including purchasing Covered Securities in an Initial Public Offering or on the open market within 5 business days after the termination of an Initial Public Offering of the Covered Securities and purchasing Covered Securities in a Limited Offering.

2.	Service on Unaffiliated Company Boards Serving as a director or trustee of an unaffiliated company. The Compliance Officer will not usually approve requests by Investment Persons to serve as directors or trustees of companies that might be eligible for investment by any IR&M Client.

3.	Outside Fiduciary Positions Accepting an appointment or serving as a trustee, executor, custodian or other fiduciary, or as a private investment adviser or counselor, for any outside account.

4.	Outside Consulting Services Becoming involved in consultations or negotiations for corporate financing, acquisitions or other transactions for outside companies (whether or not held by any IR&M Client) or negotiating or accepting a fee in connection with these activities.

B.	Waivers The Compliance Officer may grant a written waiver from any of the substantive provisions of this Code if the Compliance Officer determines that the waiver (1) is justified to avoid undue hardship to the affected IR&M Employee, (2) would not lead to any of the abuses or potential abuses that this Code is designed to prevent, and (3) would not violate any provision mandated by the Advisers Act. IR&M Employees should not expect waivers to be routinely granted and are discouraged from seeking waivers except in unusual circumstances.

IV.	Exemptions

The following transactions are exempt from the substantive restrictions and preclearance requirement, but not from the reporting provisions, in this code.

A.	No Influence or Control Purchases or sales of securities for an account over which the IR&M Employee has no direct or indirect influence or control.

B.	Non-Volitional Transactions Purchases or sales of securities which are non-volitional on the part of the IR&M Employee. These include:

1.	Option Exercises by Others The purchase or sale of a security in conformity with an IR&M Employee’s contractual obligations under a put or call option sold (written) in compliance with this Code and exercised by the holder of the option. An exercise does not include the closing out of an option by the IR&M Employee.

2.	Margin Calls The sale by a broker-dealer of a security in a margin account maintained with the broker-dealer by an IR&M Employee pursuant to a bona fide margin call, but only if the withdrawal of collateral from the account was not a factor contributing to the occurrence of the margin call.

C.	Automatic Purchases or Sales Purchases or sales of securities that are part of an automatic dividend reinvestment, cash purchase or withdrawal plan, but only if the IR&M Employee makes no adjustment to the amount of securities purchased or sold under the plan.

D.	Exercises of Rights Purchases of securities resulting from the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent these rights were acquired by the IR&M Employee from the issuer, and sales of rights so acquired.

E.	All or None Tender Offers Tenders of securities pursuant to tender offers which are expressly conditioned on the tender offeror’s acquisition of all of the securities of the same class.

F.	Gifts of Covered Securities The receipt or delivery of any gift of a Covered Security.

V.	Brokerage Accounts

IR&M Employees must direct their brokers to supply to the Compliance Officer on a timely basis duplicate copies of confirmations of all Covered Securities transactions in which the IR&M Employee has a Beneficial Ownership interest and related periodic statements for all employee and family accounts. If an IR&M Employee is unable to arrange for duplicate copies of confirmations and periodic account statements to be sent to the Compliance Officer, the IR&M Employee must immediately notify the Compliance Officer.

VI.	Reporting Requirements

Every IR&M Employee must submit to the Compliance Officer, on forms designated by the Compliance Officer, the following reports as to (1) all Covered Securities and brokerage accounts in which the IR&M Employee has, or by reason of a transaction, acquires Beneficial Ownership, whether or not the IR&M Employee had any direct or indirect control over the Covered Securities or accounts and (2) all family accounts.

A.	Initial Holdings Reports Not later than 10 calendar days after an employee becomes an IR&M Employee, and as of a date no more than 30 calendar days before the reporting deadline, the following information:

1.	The title, number of shares and principal amount of each Covered Security in which the IR&M Employee had any direct or indirect Beneficial Ownership and that was included in a family account when the IR&M Employee became an IR&M Employee.

2.	The name of any broker, dealer or bank with whom the IR&M Employee maintained an account containing securities (including but not limited to Covered Securities) in which the IR&M Employee had any direct or indirect Beneficial Ownership or a family account, each as of the date the IR&M Employee became an IR&M Employee.

3.	The date the report is being submitted by the IR&M Employee.

B.	Quarterly Transaction Reports Not later than 30 calendar days after the end of each calendar quarter, the following information:

1.	Covered Securities Transaction. For any Acquisition or Disposition during the calendar quarter of a Covered Security in which the IR&M Employee had any direct or indirect Beneficial Ownership and that was included in a family account:

a.	The date of the Acquisition or Disposition, the title, the interest rate and maturity date (if applicable), the number of shares and the principal amount of each Covered Security.

b.	The nature of the Acquisition or Disposition (i.e., purchase, sale, gift or any other type of Acquisition or Disposition).

c.	The price at which the Acquisition or Disposition was effected.

d.	The name of the broker, dealer or bank with or through which the Acquisition or Disposition was effected.

e.	The date the report is being submitted by the IR&M Employee.

2.	Brokerage Accounts For any account established by the IR&M Employee containing any security in which the IR&M Employee had a direct or indirect Beneficial Ownership and a family account during the quarter:

a.	The name of the broker, dealer or bank with whom the IR&M Employee established the account.

b.	The date the account was established.

c.	The date the report is being submitted by the IR&M Employee.

3.	If There Are No Transactions or New Accounts If no reportable transactions in any Covered Securities were effected or new accounts opened during a calendar quarter, the affected IR&M Employee must submit to the Compliance Officer, within 10 calendar days after the end of the quarter, a report stating that no Covered Securities transactions were effected and no new accounts were opened during the quarter.

C.	Annual Holdings Reports By a date specified by the Compliance Officer and as of a date no more than 30 calendar days before this reporting deadline, the following information:

1.	The title, number of shares and principal amount of each Covered Security in which the IR&M Employee had any direct or indirect Beneficial Ownership and that was included in a family account.

2.	The name of any broker, dealer or bank with whom the IR&M Employee maintained an account containing securities in which the IR&M Employee had any direct or indirect Beneficial Ownership and a family account.

3.	The date the report is being submitted by the IR&M Employee.

D.	Identification of Exemptions Every report concerning a Covered Securities transaction that would be prohibited if an exemption were not available must identify the exemption relied upon and describe the circumstances of the transaction.

E.	Avoiding Duplicative Reports Notwithstanding paragraph B of this section, an IR&M Employee need not make quarterly transaction reports under this Code if the reported information would duplicate information (1) contained in a broker confirmation or account statement submitted in accordance with section V of this Code or (2) reported pursuant to rule 204-2(a)(12) under the Advisers Act, provided such information is furnished within 30 calendar days of the end of the quarter.

F.	Disclaimer of Beneficial Ownership Any report submitted by an IR&M Employee in accordance with this Code may contain a statement that the report will not be construed as an admission by that person that he or she has any direct or indirect Beneficial Ownership in any Covered Security to which the report relates. The existence of any report will not by itself be construed as an admission that any event included in the report is a violation of this code.

G.	Alternative Reporting Procedures To the extent consistent with rule 17j-1 under the 1940 Act, and rule 204-2(a)(12) under the Advisers Act, the Compliance Officer may approve other alternative reporting procedures.

VII.	Initial and Annual Certification of Compliance

A.	Initial Certification Each IR&M Employee, within 10 calendar days after becoming an IR&M Employee, must certify, on a form designated by the Compliance Officer, that the IR&M Employee:

1.	Has received, read and understands this Code and recognizes that the IR&M Employee is subject to the Code;

2.	Will comply with all the requirements of this Code; and

3.	Has disclosed to the Compliance Officer all holdings of Covered Securities and all accounts required to be disclosed pursuant to the requirements of this Code.

B.	Annual Certification Each IR&M Employee must also certify annually (by a date specified by and on the form designated by the Compliance Officer) that the IR&M Employee:

1.	Has received, read and understand this Code and recognizes that the IR&M Employee is subject to the Code;

2.	Has complied with all the requirements of this Code; and

3.	Has disclosed or reported all personal securities transactions, holdings and accounts required to be disclosed or reported in compliance with the requirements of this Code.

VIII.	Confidentiality

All information obtained from any IR&M Employee under this Code normally will be kept in strict confidence by IR&M, except that reports of transactions and other information obtained under this Code may be made available to the SEC or any other regulatory or self-regulatory organization or other civil or criminal authority to the extent required by law or regulation or to the extent considered appropriate by senior management of IR&M in light of all the circumstances. In addition, in the event of violations or apparent violations of the Code, this information may be disclosed to affected IR&M Clients.

IX.	Identification of and Notice to IR&M Employees

The Compliance Officer will (1) identify all persons who are considered to be Access Persons and Investment Persons, (2) inform these persons of their respective duties and (3) provide these persons with copies of this Code. Please refer to the definitions for more information on who is considered an Access Person.

X.	Review of Reports

A.	The Compliance Officer will compare the reported personal securities transactions and holdings of each IR&M Employee with completed and contemplated portfolio transactions and holdings of IR&M Clients to determine whether a violation of this Code may have occurred. The Alternative Compliance Officer will make this comparison in reviewing the reports of the Compliance Officer. Before determining that a violation has been committed by any IR&M Employee, the Compliance Officer or Alternative Compliance Officer will provide that person with an opportunity to supply additional explanatory material.

B.	If the Compliance Officer or Alternative Compliance Officer determines that a violation of this Code has or may have occurred, he or she will submit a written determination, together with the related report by the IR&M Employee and any additional explanatory material provided by the IR&M Employee, to the president of IR&M, who will independently consider and determine whether a violation has occurred.

C.	On an annual basis, on or about September 30, the Compliance Officer will prepare a summary of the level of compliance by all IR&M Employees with this Code during the previous year. This summary will include the percentage of IR&M Employee reports timely filed, the number and nature of all material violations and any other material information.

XI.	Recordkeeping Requirements

        IR&M will maintain and preserve:

A.	In an easily accessible place, a copy of this Code (and any prior code of ethics that was in effect at any time during the past five years) for a period of five years;

B.	In an easily accessible place, a record of any violation of this Code (and any prior code of ethics that was in effect at any time during the past five years) and of any action taken as a result of this violation for a period of five years following the end of the fiscal year in which the violation occurs;

C.	A copy of each report (or computer printout), including initial and annual employee certifications, initial and annual holdings reports and quarterly transaction reports, submitted under this Code for a period of five years. For the first two years these reports must be maintained and preserved in an easily accessible place;

D.	In an easily accessible place, a list of all persons who are, or within the past five years were, required to make or required to review, reports pursuant to this Code.

E.	A copy of each report provided to any Fund as required by paragraph (c)(2)(ii) of rule 17j-1 under the 1940 Act or any successor provision for a period of five years following the end of the fiscal year in which the report is made. For the first two years each report will be preserved in an easily accessible place; and

F.	A written record of any decision, and the reasons supporting any decision, to approve the purchase by an IR&M Employee of any security in an Initial Public Offering or in a Limited Offering. Each record must be maintained for a period of five years following the end of the fiscal year in which the approval is granted.

5.     INSIDER TRADING POLICY

I.	Policy Statement

It is a serious federal offense for any person to purchase or sell securities while in possession of material nonpublic information about the securities or the company that issued them. It is also unlawful to communicate inside information to others who may trade on the basis of that information. The Insider Trading and Security Fraud Enforcement Act of 1988 (“ITSFEA”) gives federal authorities the power to prosecute any individual, employee and/or employer, who uses confidential client information for his or her own benefit or who communicates confidential client information to others. ITSFEA also provides for claims by those who were disadvantaged by the insider trading.

The term “insider trading” is not defined in the federal securities law, but generally is used to refer to the use of material nonpublic information to trade in securities (whether or not one is an “insider”) or to communications of material nonpublic information to others.

While the law concerning insider trading is not static, it is generally understood that the law prohibits:

•	trading by an insider, while in possession of material nonpublic information;

•	trading by a non-insider, while in possession of material nonpublic information, where the information either was disclosed to the non-insider in violation of an insider’s duty to keep it confidential or was misappropriated; or

•	communicating material nonpublic information to others.

The elements of insider trading and the penalties for such unlawful conduct are discussed below. If, after reviewing this policy statement, you have any questions you should consult with the Compliance Officer.

A.	What Is Insider Trading? Insider trading consists of purchasing or selling a security while the purchaser or seller is in possession of material nonpublic information about the issuer of the security or the market for the security. In most cases, the securities that have been the subject of insider trading have been common stock of publicly traded corporations.

However, trading in options on common stock or, in certain circumstances, even convertible debt securities could violate the prohibition on insider trading. The classic example of insider trading occurs when an employee of a corporation buys or sells its common stock on the basis of information about the corporation learned in the course of the employee’s duties. It is critical that every employee understand that trading on material nonpublic information may result in substantial fines, imprisonment and loss of employment.

Insider information can relate to transactions involving securities of public companies in portfolios or accounts managed by IR&M. The most obvious example is nonpublic information that someone is about to make a tender offer for the securities of a company held in an account or portfolio. It is clear that the insider trading rules prohibit purchasing that security with knowledge of the proposed tender offer. Trading on “tips” can violate the prohibitions against insider trading and must be avoided.

Material information may consist of information about substantial buy and sell decisions for accounts managed by IR&M. For example, if you know that IR&M is directing the sale of a significant block of securities for one or more of its accounts, you have inside information as to that security and should not sell any until after IR&M’s selling has been concluded.

B.	What Is Material Information? Information is “material” if there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decision. Information that is usually material includes, but is not limited to: dividend changes, earnings estimates, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, and extraordinary management developments.

Material information may also relate to the market for the security. For example, in Carpenter v. U.S., 108 U.S. 316 (1987), the Supreme Court considered information about the contents of a forthcoming newspaper column that was expected to affect the market price of a security to be “material”. In that case, a Wall Street Journal reporter was found criminally liable for disclosing to others the dates that reports on various companies would appear in the Journal and whether those reports would be favorable or not.

C.	What Is Nonpublic Information? Information is nonpublic until it has been effectively communicated to the marketplace. One must be able to point to some fact to show that the information is generally public. For example, information found in a report filed with the SEC, or appearing in Dow Jones, Reuters Economic Services, The Wall Street Journal or other publications of general circulation would be considered public.

D.	Penalties for Insider Trading Penalties for trading on or communicating material nonpublic information are severe, both for individuals involved in such unlawful conduct and their employers. A person can be subject to some or all of the penalties below even if he or she does not personally benefit from the violation. Penalties include:

1.	civil injunctions;

2.	treble damages;

3.	disgorgement of profits;

4.	jail sentences;

5.	fines for the person who committed the violation of up to three times the profit gained or loss avoided, whether or not the person actually benefited; and

6.	fines for the employer or other controlling person of up to the greater of $1,000,000 or three times the amount of the profit gained or loss avoided.

In addition, any violation of this policy statement can be expected to result in serious sanctions by IR&M, including dismissal of the persons involved.

E.	What If You Have a Question? Legal advice on these matters can always be arranged through the Compliance Officer, without charge, and should be requested whenever there is any question as to the propriety of any conduct. As a general rule, when in doubt, ask for help; it is frequently possible to limit or even prevent any damage.

II.	Procedures to Implement

The following procedures have been established to aid the IR&M Employees in avoiding insider trading and to aid IR&M in preventing, detecting and imposing sanctions against insider trading. Every IR&M Employee must follow these procedures or risk serious sanctions, including dismissal, substantial personal liability and criminal penalties. If you have any questions about these procedures, you should consult with the Compliance Officer.

A.	Identifying Inside Information Before trading for yourself or others in the securities of a company about which you may have potential inside information, ask yourself the following questions:

1.	Is the information material? Is this information that an investor would consider important in making his or her investment decisions? Is this information that would substantially affect the market price of the securities if generally disclosed?

2.	Is the information nonpublic? To whom has this information been provided? Has the information been effectively communicated to the marketplace by being published in Reuters, The Wall Street Journal or other publications of general circulation?

If, after the consideration of the above, you believe that the information is material and nonpublic, or if you have questions as to whether the information is material and nonpublic, you should take the following steps:

1.	Report the matter immediately to the Compliance Officer.

2.	Do not purchase or sell the securities on behalf of yourself or others, including portfolios managed by IR&M.

3.	Do not communicate the information inside or outside IR&M, other than to the Compliance Officer.

4.	After the Compliance Officer has reviewed the issue, you will either be instructed to continue the prohibitions against trading and communication or you will be allowed to trade and communicate the information.

B.	Restricting Access to Material Nonpublic Information Information in your possession that you identify as material and nonpublic may not be communicated to anyone, including persons within IR&M, except as provided in paragraph II.A.1 above. In addition, care should be taken so that such information is secure. For example, files containing material nonpublic information should be sealed; access to computer files containing material nonpublic information should be restricted.

C.	Resolving Issues Concerning Insider Trading If, after consideration of the items set forth in paragraph I.B, doubt remains as to whether information is material or nonpublic, or if there is any unresolved question as to the applicability or interpretation of the foregoing procedures, or as to the propriety any action, it must be discussed with the Compliance Officer before trading or communicating the information to anyone.

D.	Working Together to Prevent Abuse The prevention of insider trading violations requires constant attention. Your suggestions may contribute in a critical way to the effectiveness of these procedures. If you become aware of any situation that may possibly result in an insider trading violation, you should report the situation to the Compliance Officer immediately. Such a situation could involve an indiscreet member of management or the staff, or it could relate to the manner in which written communications of material nonpublic information are disseminated or otherwise handled by IR&M Employees. Your suggestions for improving these procedures are always welcome and will be considered in your overall job evaluation.

III.	Supervisory Procedures

The role of the Compliance Officer is critical to the implementation and maintenance of IR&M’s policy and procedures against insider trading. Supervisory Procedures can be divided into two classifications – prevention of insider trading and detection of insider trading.

A.	Prevention of Insider Trading To prevent insider trading, the Compliance Officer should:

1.	provide, on a regular basis, as needed, discussions and meetings to familiarize officers and employees with IR&M’s policy and procedures;

2.	answer questions regarding IR&M’s policy and procedures;

3.	resolve issues of whether information received by an IR&M Employee is material and nonpublic;

4.	review on a regular basis and update as necessary IR&M’s policy and procedures;

5.	when it has been determined that an IR&M Employee has material nonpublic information:

a.	implement measures to prevent dissemination of such information; and

b.	if necessary, restrict IR&M Employees from trading the securities; and

6.	promptly review, and either approve or disapprove, in writing, each request of an IR&M Employee for clearance to trade in specific securities.

B.	Detection of Insider Trading To detect insider trading, the Compliance Officer should review the quarterly transaction reports filed by each IR&M Employee required to file such reports to determine whether:

1.	all IR&M Employees who should be filing such reports are actually doing so; that is, whether every IR&M Employee who may in the course of his or her employment obtain information concerning securities recommendations has been filing reports;

2.	reports are being filed on a timely basis; and

3.	the reports on file indicate any trades on the basis of inside or confidential information; that is, whether there are any suspicious patterns other indications of possible misconduct evidenced in such reports.

C.	Special Reports Promptly, upon learning of a potential violation of IR&M’s Policy Against Insider Trading, the Compliance Officer, should prepare a written report providing full details and recommendations for further action.

D.	Annual Reports On an annual basis, on or about September 30, the Compliance Officer, should prepare a written report setting forth the following:

1.	a summary of existing procedures to detect and prevent insider trading;

2.	full details of any investigation, either internal or by a regulatory agency, of any suspected insider trading and the results of such investigation;

3.	an evaluation of the current procedures and any recommendations for improvement; and

4.	a description of IR&M’s continuing educational initiatives regarding insider trading since the last report.

6.     PROFESSIONAL CONDUCT POLICY

A.	Fraudulent Practices No IR&M Employee may:

1.	employ any device, scheme or artifice to defraud a Fund or other IR&M Client;

2.	make to IR&M Clients any untrue statement of a material fact or omit to state to a Fund or other IR&M Client a material fact necessary in order to make the statement made, in light of the circumstances under which it was made, not misleading;

3.	engage in any act, practice or course of business which operates or would operate as a fraud or deceit upon a Fund or other IR&M Client; or

4.	engage in any manipulative practice with respect to a Fund or other IR&M Client.

B.	Disclosure of Confidential Information No IR&M Employee may disclose unnecessarily or for personal gain to any person outside IR&M any confidential information about (1) IR&M’s research or (2) the portfolio or actual or proposed securities transactions of any IR&M Client. All information about IR&M and its clients is considered confidential unless it has been publicly announced or reported, or there is a valid business reason for disclosing the information.

C.	Inside Information No IR&M Employee may use or trade on the basis of inside information about any issuer of securities, whether on behalf of the employee, an IR&M Client or any other person. Inside information is material information not generally available to the public. No IR&M Employee may solicit inside information from any company, whether or not IR&M Clients own the company’s stock or IR&M analysts follow the company. Any IR&M Employee who inadvertently receives inside information should contact the Compliance Officer immediately.

D.	Improper Use of Funds No IR&M Employee may pay, or offer or commit to pay any consideration which might be or appear to be a bribe, kickback or other improper payment in connection with IR&M’s business. Any IR&M Employee who learns of any such payments or has any questions on this subject should immediately contact the Compliance Officer.

E.	Solicitation of Contributions No IR&M Employee may solicit any charitable, political or other contribution on IR&M letterhead, while referring to IR&M in connection with the solicitation or in person while on IR&M business. An IR&M Employee who uses other permitted media to solicit such a contribution from IR&M vendors must refrain from suggesting that the contribution is required to keep IR&M’s business.

F.	Gifts or Other Preferential Treatment No IR&M Employee or member of his or her immediate family living in the same household may seek or accept gifts, favors, preferential treatment or special arrangements of material value from any broker, dealer, investment adviser, bank, financial institution or other supplier of goods or services to IR&M, on behalf of itself or its clients. The following table provides a non-exclusive list of examples of items that are considered or not considered to have material value.

Items With Material Value DO NOT ACCEPT	Items Without Material Value YOU MAY ACCEPT
Any gift with a value of over $100 or which, together with	Occasional lunches and dinners conducted for
other gifts received from the same source during the same	business purposes
calendar year, has a value of over $100
Occasional attendance at theater, sporting or
other entertainment events

Entertainment (such as sporting events, theater, golf games,	Occasional cocktail parties or similar social
etc.) of a recurring nature from the same source	events conducted for business purposes

The cost of transportation to, and lodging and meals while	Small gifts (usually in the form of reminder
in, a place outside the Boston Metropolitan area, unless the	advertising) such as pens, calendars, etc., with a
receipt of these items has been approved in advance by the	cumulative value during any one calendar year of
compliance officer	not more than $100 per source.

Personal loans to the employee of family member on terms
more favorable than those generally available to persons of
comparable credit standing and with comparable collateral

Preferential brokerage commissions or spreads for, the
allocation of stock in `New Issue' Initial Public Offerings
to or the opportunity to buy securities in a Limited
Offering for an IR&M Employee or account of an IR&M Employee

Notwithstanding the above examples, an IR&M Employee may not, under any circumstances, accept anything that could lead to or reinforce the appearance of any conflict of interest. For example, an IR&M Employee may not accept any gift that appears to be a reward or inducement for directing IR&M’s business to the giver or the giver’s employer.

7.     SANCTIONS

Any violation of this Code will result in the imposition of such sanctions as the management of IR&M may deem appropriate under the circumstances. These sanctions may include, but are not limited to, a warning, disgorgement of profits obtained in connection with a violation, the imposition of fines, suspension, demotion, termination of employment or referral to civil or criminal authorities.

Approved:	March, 2000, as amended March 1, 2005

Appendix A:  Definitions

The following definitions have been used throughout this Code to make the text simpler and easier to read.

Acquisition or acquire Any purchase and the receipt of any gift of a Covered Security.

Access Person Any officer or advisory person of IR&M. Advisory person means:

1.	Every IR&M Employee (or of any company in a control relationship to IR&M) who, in connection with his or her regular functions or duties, makes, participates in, obtains or has access to information regarding, the purchase or sale of Covered Securities by a Fund or other client, or whose functions relate to the making of or has access to any recommendations about these purchases or sales of Covered Securities by a Fund or other IR&M Client, and

2.	Every natural person in a control relationship to IR&M who obtains information about recommendations made to a Fund or other IR&M Client concerning the purchase or sale of a Covered Security and every other IR&M Employee of IR&M designated as an Access Person by the Compliance Officer.

Beneficial Ownership A direct or indirect “pecuniary interest” (as defined in subparagraph (a)(2) of rule 16a-1 under the Securities Exchange Act of 1934 (the “1934 Act”)) that is held or shared by a person directly or indirectly (through any contract, arrangement, understanding, relationship or otherwise) in a security. While the definition of “pecuniary interest” in subparagraph (a)(2) of rule 16a-1 is complex, the term generally means the opportunity directly or indirectly to profit or share in any profit derived from a transaction in a security. See Appendix B for examples.

Compliance Officer The IR&M officer who is responsible for enforcing and interpreting this code. The current Compliance Officer is Richard Kizik. In the absence of the Compliance Officer, the Alternative Compliance Officer is responsible for enforcing and interpreting this Code. The current Alternative Compliance Officer is Jack Sommers.

Control The power to exercise a controlling influence over the management or policies of a company, unless this power is solely the result of an official position with the company.

Covered Security Any security other than those excluded in subparagraphs 1 through 4 of this paragraph. The term Covered Security includes any type of equity or debt security, any rights to acquire, dispose of or otherwise relating to the security, such as put and call options, warrants and convertible securities, and any other derivative instrument based on the security. Covered Securities exclude:

1.	Direct obligations of the government of the United States.

2.	Money market instruments, including bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, and repurchase agreements.

3.	Shares of money market funds.

4.	Shares issued by other Funds, unless IR&M or a control affiliate of IR&M acts as the adviser or subadviser to such Fund.

5.	Transactions in units of a Unit Investment Trust if invested exclusively in unaffiliated Funds.

Disposition or dispose Any sale and the making of any personal or charitable gift of Covered Securities.

Exchange-Traded Fund An Exchange-Traded Fund (“ETF”) is a basket of securities that is designed to generally track an index (broad stock or bond market), stock industry sector, or international stock yet trades like a single stock. ETFs can be structured as a Fund or a Unit Investment Trust. IR&M excludes ETFs from the definition of a Covered Security, but, while trades in ETFs do not require preclearance, personal trades in ETFs are reportable.

Fund Any investment company registered under the 1940 Act or any series of a registered investment company.

Immediate Family Member An IR&M Employee’s child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother- or father-in-law, sister- or brother-in-law, and son- or daughter-in-law. This term includes adoptive relationships.

Initial Public Offering An offering of securities registered under the Securities Act of 1933 (the “1933 Act”), the issuer of which, immediately before the registration, was not subject to the reporting requirements of section 13 or 15(d) of the 1934 Act.

Investment Person Any IR&M Employee who, in connection with his or her regular functions or duties, makes or participates in making recommendations regarding the purchase or sale of Covered Securities by an IR&M Client. Investment Persons generally include portfolio managers and analysts whose primary responsibilities include recommending and selecting securities for the accounts of IR&M Clients.

IR&M Income Research & Management

IR&M Client Any client, including a Fund, for which IR&M manages assets. Any reference to client accounts refers only to accounts managed by IR&M and not accounts managed by others.

IR&M Employee Any employee (including officers and independent contractors) of IR&M who is subject to IR&M’s supervision and control and, acting for an account in which any of the following persons has direct or indirect beneficial ownership:

1.	the employee, the employee’s spouse or minor children or any member of the employee’s immediate family sharing the same household (an “employee account”), or

2.	the employee or an immediate family member of the employee (for example, a family trust) if the account receives investment advice of any kind from the employee (a “family account”).

Limited Offering An offering that is exempt from registration under the 1933 Act pursuant to section 4(2) or section 4(6) of the 1933 Act or Rule 504, 505 or 506 under the 1933 Act.

Limit Order An order that restricts the price you pay to buy or sell a security to be a limit price you specify or better. Although a limit order enables you to specify a price limit, it does not guarantee that your order will be executed.

Market Order An order that requires that the best price in the current market at the time your order executes is used to buy or sell a security.

1940 Act The Investment Company Act of 1940 and the rules thereunder, both as amended from time to time, and any order or orders thereunder that may from time to time be applicable to any Fund.

Purchase Among other things, the writing of an option to purchase a security.

Sale Among other things, the writing of an option to sell a security.

Security A security as defined in section 2(a)(18) of the Investment Adviser’s Act of 1940 (the “Advisers Act”).

Short-Term Trading The sale of a Covered Security (or closing of an option on the covered security) within 60 days after purchasing the Covered Security (or entering into the option). The exercise by the holder of an option written by the IR&M Employee is not a closing of the option. All sales of a particular security effected within any period of 5 business days will be treated as a single transaction.

Stop Order An order that is generally used to protect a profit or to prevent further loss if the price of a security moves against you. It can also be used to establish a position in a security if it reaches a certain price threshold or to close a short position.

Appendix B:     Examples of Beneficial Ownership

“Beneficial ownership” of a security has been addressed by the Securities and Exchange Commission in a number of releases and encompasses many diverse situations, including the following:

1.	Securities held by you for your own benefit, whether bearer form, registered in your name, or otherwise.

2.	Securities held by others for your benefit (regardless of whether or how they are registered), such as securities held for you by a custodian, broker, relative, executor or administrator.

3.	Securities held for your account by a pledgee.

4.	Securities held by a trust in which you have an income or remainder interest, unless you only interest is to receive principal if (i) some other remainderman dies before distribution, or (ii) some other person by will directs a distribution of trust property or income to you.

5.	Securities held by you as trustee or co-trustee, if either you or a member of your immediate family (i.e., your spouse, children and their descendants, step-children, parents and their ancestors, and step-parents [treating a legal adoption as a blood relationship]) have an income or remainder interest in the trust.

6.	Securities held by a trust of which you are the settlor, if you have the power to revoke the trust without obtaining the consent of all the beneficiaries.

7.	Securities held by any partnership in which you are a partner.

8.	Securities held by a personal holding company controlled by you alone or jointly with others.

9.	Securities held in the name of your spouse unless you are legally separated.

10.	Securities held in the name of your minor child or in the name of any relative of yours or of your spouse (including an adult child) who is presently sharing your home, even if the securities were not received from you and the dividends are not actually used for the maintenance of your home.

11.	Securities held in the name of another person (other than those listed in examples 9 and 10 above), if by reason of any contract, understanding, relationship, agreement or other arrangement, you obtain benefits substantially equivalent the those of ownership.

12.	Securities held in the name of any person other than yourself, even though you do not obtain benefits substantially equivalent to those of ownership (as described in example 11 above(, if you can vest or revest title in yourself.